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                                                                  EXHIBIT 10.5


                       S T A N L E Y    D E S A N T I S


                                                                  RICHARD HART
                                                      Executive Vice President

June 10, 1996

Mr. Joe Angard
OSP Publishing
5548 Lindbergh Lane
Bell, CA 90201

RE: Stanley DeSantis (Agreement with OSP)

Dear Joe:

     The following letter sets forth our understanding concerning the Agreement between Stanley DeSantis ("DeSantis") and OSP Publishing Inc. ("OSP"). The parties agree to negotiate a longform agreement in good faith, incorporating these terms and such other reasonable terms as are usual and customary in agreements of this type. It is the intent of the parties to execute a longform agreement on or before June 30, 1996. Pending the execution of such longform agreement, this letter shall control and be binding.

1. Stanley DeSantis shall be given a four year employment agreement with Stanley DeSantis Inc. The agreement will automatically renew for three years unless Stanley DeSantis Inc. ("SDI") gives notice to DeSantis no less than eighteen months before the end of the term. Similarly, DeSantis will give SDI no less than eighteen months notice if he elects not to renew his employment. If DeSantis exercises his option to buy back OSP's interest as described in paragraph 9 below, the employment agreement will terminate upon the closing of the stock purchase. DeSantis will receive a base salary of $250,000 plus a bonus based on net sales (gross receipts less returns) of SDI, as follows:

   $0-$7,000,000               0%
   $7,000,001-$10,000,000      1.5% from first dollar
   $10,000,001-$18,000,000     2% of the amount from $1 through $10,000,000
                                 plus 3% of the amount in excess of
                                 $10,000,000.

   $18,000,001 and above       2% of the amount from $1 through $10,000,000
                                 plus 3% of the amount in excess of
                                 $10,000,000 through $18,000,000 plus 4%
                                 of the amount in excess of $18,000,000.


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Mr. Joe Angard
June 10, 1996
Page No. 2


The bonus will accrue for all monies received from and after April 1, 1996. With respect to 1996. DeSantis shall retain the disbursement he received in first quarter 1996 and the bonus for the period from April 1 through December 31 shall be calculated as follows:

   $0-$5,250,000               0%
   $5,250,001-$7,500,000     1.5% from first dollar
   $7,500,001-$13,500,000      2% of the amount from $1 through $7,500,000
                                 plus 3% of the amount in excess of
                                 $7,500,000.

   $13,500,001 and above       2% of the amount from $1 through $7,500,000
                                 plus 3% of the amount in excess of
                                 $7,500,000 through $13,500,000 plus 4% of
                                 the amount in excess of $13,500,000.

Payments will be made thirty days after the end of each month, to commence following the month in which annual net sales equal $10,000,000, ($7,500,000 in 1996). If annual net sales are between $7,000,000 and $10,000,000, the bonus will be paid within thirty days of the end of the year. DeSantis agrees to delay, for a reasonable time, any bonus payment which would result in serious financial hardship for SDI. If the delay is greater than 45 days, interest (prime plus two) will accrue on the unpaid amount.

2. DeSantis will be president and have control of the operations and management of Stanley DeSantis Inc. ("SDI"), subject to the control of the Board of Directors of SDI as to those matters required by law to be approved by the Board and to be detailed in the longform agreement. Until the expiration or earlier termination of the repurchase option set forth in paragraph 9, OSP will take no actions which intentionally and directly lessen the monetary value of the shares of stock of SDI, without DeSantis' approval.

3. SDI will develop a branding strategy to segment its product lines. Apparel containing licensed materials will be transitioned to a new brand name. A separate brand name will be developed for licensed properties which, in DeSantis' sole discretion, should not be distributed under the primary brand name described above. The brand name STANLEY DESANTIS will be transitioned for use only with respect to designs created by DeSantis. If DeSantis exercises his repurchase right, OSP will discontinue all use of all SDI brand names. If OSP and DeSantis mutually exercise the OSP purchase right set forth in paragraph 9 below, OSP shall own all SDI brand names subject to the following restrictions on the STANLEY DESANTIS brand name: 1) As long as DeSantis remains in the employ of OSP, OSP may use the STANLEY DESANTIS brand name as described above; 2) if DeSantis is terminated by OSP or elects not to renew his contract, OSP may continue to exclusively use the STANLEY DESANTIS brand name a) upon


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Mr. Joe Angard
June 10, 1996
Page No. 3


payment to DeSantis of a royalty of 3% of net receipts (gross less returns) of all products sold under the STANLEY DESANTIS brand name (the "Royalty") and b) in relation to designs approved by DeSantis in writing. If DeSantis is incapacitated or upon his death, DeSantis' estate of designee shall continue to receive 1.5% of net receipts (the "Designee Royalty") and OSP agrees that the STANLEY DESANTIS brand name will not be applied to any design which may disparage or bring controversy to the brand. If neither DeSantis nor OSP purchase the other's interest, if DeSantis is terminated without cause or elects not to renew his contract, the foregoing provisions relating to continued use of the STANLEY DESANTIS trade name will apply, including payment of the Royalty or Designee Royalty. DeSantis will execute all documents necessary to vest ownership of the STANLEY DESANTIS trade name in SDI upon the execution of the longform.

4. Original artwork created by DeSantis during the term of his employment will be owned by SDI and will be subject to the royalty and other provisions set forth on Schedule A hereto.

5. A representative of DeSantis, selected by DeSantis and acceptable to OSP (the "DeSantis Representative"), will attend all meetings of the Board of Directors of OSP, or its successor to be known as Global One, as if a non-voting member of the board entitled to all notice and access to information afforded to board members, except as required to be excluded in the exercise of their fiduciary duty. If DeSantis elects to offer his 49% interest in DeSantis to OSP, Joseph Angard will nominate the DeSantis Representative to the board and Angard and Mike Malm will vote their shares, and use all other reasonable efforts, to create an additional board seat and elect the DeSantis Representative to such additional seat.

6. SDI will retain a portion of profits within SDI, the exact number to be determined by the board of SDI in good faith, based on SDI's needs and projections of future needs to allow for growth and expansion. The remaining profits will be split between OSP and DeSantis in accord with their equity ownership.

7. DeSantis will have a right of consultation with respect to any proposed acquisition of apparel-related companies, other than t-shirt, sweatshirt, cap or mug companies. DeSantis will have a right of approval with respect to any proposed acquisition of t-shirt, sweatshirt, cap or mug companies, such approval to be exercised in good faith, not unreasonably withheld and subject to DeSantis providing clear explanation for all reasons supporting denial of approval. The longform agreement will contain objective criteria by which approval may be denied. Any apparel related business so acquired will be subject to operating management by DeSantis. DeSantis' compensation with respect to such new companies will be subject to negotiation prior to OSP's acquisition of such company and prior to DeSantis approving any such acquisition. DeSantis' compensation will be based on the activities DeSantis will be required to


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Mr. Joe Angard
June 10, 1996
Page No. 4


undertake in relation to the new company, the effect such acquisition will have on existing or projected SDI business and such other factors as the parties may reasonably consider.

8. Prior to the expiration or waiver of DeSantis' repurchase right, OSP will take no actions which intentionally and directly lessen the monetary value of the shares of stock of SDI, without the prior written approval of DeSantis. Any existing encumbrance of any asset of SDI will be set forth in the longform.

9. DeSantis and OSP will have the following repurchase and purchase rights. On or before July 31, 1997, DeSantis shall have the right to notify OSP that he intends to repurchase OSP's 51% interest in SDI. If DeSantis so elects, the repurchase will close on August 31, 1997. On or before July 31, 1997, DeSantis may instead elect to offer his 49% interest in SDI to OSP, if OSP elects to accept DeSantis' offer, such purchase will close on August 31, 1997. DeSantis may also elect to neither sell nor repurchase, in which event the relationship of the parties will continue as set forth herein. The purchase or repurchase price shall be established by taking the operating income as set forth on the audited statement of operations for SDI for calendar years 1993, 1994, 1995 and 1996, without regard to the bonus set forth in paragraph 1 hereof, divided by four to establish average annual profits, multiplied by 4 and multiplied by the relevant equity being transferred (49% or 51%). DeSantis and OSP will each have a second option exercisable by notice on or before July 31, 1998, on the same terms as set forth above, all relevant dates being one year later and the valuation shall be based on calendar years 1993-1997.


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Mr. Joe Angard
June 10, 1996
Page No. 5


10. DeSantis will accrue stock options in OSP in amounts to be negotiated at the time of preparation of the long form, such options to begin vesting in the event OSP accepts DeSantis' offer of his 49% interest in SDI contained in Paragraph 9 above, if (i) DeSantis elects to repurchase OSP's 51% interest in SDI, (ii) DeSantis waives his repurchase rights, or (iii) the repurchase rights expire, then the options will be immediately terminated.

11. Key SDI employees (to be specified in the long form agreement) will also receive stock options in OSP subject to the vesting and termination provisions contained in Paragraph 10. SDI employees, to the extent permissible, will participate in OSP's Incentive Stock Option and Profit Sharing Plan, if any.

     Please indicate your agreement with these terms by executing this agreement in the space set forth below.

Sincerely,

/s/ RICHARD HART
- --------------------------
    Richard Hart


Agreed and Accepted:

/s/ STANLEY DESANTIS
- --------------------------
    Stanley DeSantis


OSP Publishing

/s/ JOSEPH ANGARD
- -------------------------
    Joseph Angard

/s/ JOE ANGARD
- -------------------------
    Joe Angard

/s/ [signature illegible]
- -------------------------
    [signature illegible]


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                                 EXHIBIT A

     1. OSP Publishing, Inc., its successors, assigns or affiliates shall have the first right to use any work created by Stanley DeSantis in its product categories in exchange for a royalty payment equal to 8% in favor of Stanley DeSantis, Inc. ("SDI"). In the event of any such royalty, SDI will pay 2% of that royalty to Stanley DeSantis.

     2. Stanley DeSantis hereby grants Pyramid Licensing Group the right of first refusal to represent Stanley DeSantis with regard to any original artwork for which a royalty is paid to Stanley DeSantis pursuant to Paragraph 1 above. Such representation shall be subject to a 30% commission plus reimbursement of expenses for domestic use, and a commission equal to 10% plus foreign agent's commission (not to exceed 40%) for international use.

     In the event Pyramid Licensing Group successfully represents any original works hereunder, SDI shall pay 25% of any such royalty received to Stanley DeSantis.

     3. In no event shall Stanley DeSantis receive any royalty for any work which is derivative or a compilation of any other work or works for which a license royalty is paid.